Exhibit 99.1

TALON INTERNATIONAL ANNOUNCES NEW $8.5 MILLION

CREDIT FACILITY WITH UNION BANK

Debt Refinancing Sets Stage For Growth

LOS ANGELES – January 7, 2014 – Talon International, Inc. (OTCQB: TALN), a leading global supplier of custom zippers and apparel accessories, today announced that it finalized a new $8.5 million credit facility agreement with Union Bank N.A. on December 31, 2013, consisting of a $5.0 million term loan and a $3.5 million revolving credit facility.

Talon immediately used proceeds from the term loan and $1.0 million of the revolving credit facility to repay in full the company’s $5.8 million of indebtedness to CVC California, LLC that was scheduled to mature on January 12, 2014. Amounts outstanding under the revolving credit facility mature in two years and the term loan is a fully amortized loan payable monthly over three years. Outstanding amounts bear interest at favorable market rates and the credit facility is secured by substantially all of Talon assets.

“We are delighted to obtain this new credit facility from Union Bank, and particularly on attractive terms,” said Lonnie Schnell, Talon’s Chief Executive Officer. “Refinancing the promissory note from our former preferred stockholder is the final step in our July 2013 redemption of all of our preferred shares and is an important milestone in our multi-year effort to strengthen Talon’s capital structure.” In addition to refinancing the promissory note, the credit agreement provides Talon access to additional working capital to fund strategic growth initiatives.

“Our presence in the U.S., Europe and Southeast Asia is a significant competitive advantage that positions Talon to serve leading retailers and apparel manufacturers worldwide. Improved access to working capital will enable us to leverage this advantage by continuing to invest in sales, marketing and new product development initiatives to expand and strengthen our market position. With our improved financial strength and flexibility, we are positioned better than ever to deliver sustained profitable growth and value to our stockholders,” concluded Schnell.

“Over the past several years, Talon has demonstrated a highly successful turnaround,” said Rudy Cedillos, Vice President of Union Bank. “The company is now poised for new growth and this financing will provide Talon the flexibility and resources it needs to execute on its growth strategy. Union Bank is proud to support Talon and looks forward to a long and mutually beneficial relationship.”

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Contacts:

Lisa Mueller (Investors)

Financial Profiles, Inc.

Tel: 310-622-8231

TALON@finprofiles.com

Matt Andrezjcak (Media)

Financial Profiles, Inc.

Tel: 310- 622-8241

TALON@finprofiles.com

# # #